Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-180327, 333-132828 and 333-147939 of Great Plains Energy Incorporated on Form S-8 of our report dated June 21, 2013 with respect to the statement of net assets available for benefits of the Great Plains Energy Incorporated 401(k) Savings Plan as of December 31, 2012 appearing in this Annual Report on Form 11-K of the Great Plains Energy Incorporated 401(k) Savings Plan.

/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
June 25, 2014